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                                                                    EXHIBIT 99
KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                              [KV PHARMACEUTICAL logo]




FOR IMMEDIATE RELEASE



                      KV PHARMACEUTICAL COMPANY REPORTS
                      FISCAL 2007 FIRST QUARTER RESULTS

                    FIRST QUARTER REVENUES INCREASED 15%

                THER-RX BRANDED DIVISION REVENUES UP 37% WITH
                                STRONG GROWTH


St. Louis, MO, August 8, 2006 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported results for the first quarter of fiscal 2007 ended June 30, 2006.

Net revenues for the first quarter increased 15% to $98.4 million, compared with $85.5 million in the first quarter of fiscal 2006, including a net sales gain of 37% at the Company's Ther-Rx branded marketing subsidiary and a 2% net sales gain at the Company's ETHEX Corporation generic/non-branded marketing subsidiary.

Net income for the first quarter of fiscal 2007 was $9.9 million, or $.18 per diluted share, compared to a net loss of $21.9 million, or $.45 per share, for the first quarter of fiscal 2006. The prior year loss included a write-off of $30.4 million of in-process research and development related to the acquisition of a development stage endometriosis product in the prior year's first quarter. Excluding this write-off, earnings for the first quarter of fiscal 2006 would have been $8.5 million, or $.16 per diluted share. A reconciliation of GAAP (Generally Accepted Accounting Principles) loss per share to adjusted non-GAAP earnings per share is presented in a table below.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer, stated, "KV delivered a solid first quarter with improved operating profitability, led by continued revenue strength at Ther-Rx and revenue growth from ETHEX despite a difficult operating environment. Ther-Rx witnessed impressive growth in its PreCare(R) product line, while ETHEX saw strong volume growth in its pain management product line. The Company



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expects a return to more normalized levels of revenue growth at ETHEX as the result of the anticipated receipt of ANDA approvals during fiscal 2007."

OPERATING HIGHLIGHTS:
---------------------

Operating income was $16.2 million for the recently completed quarter, compared to an operating loss of $17.3 million reported for the first quarter of fiscal 2006. The operating loss in the prior year period was due to a write-off of $30.4 million of in-process R&D resulting from the acquisition of a development stage endometriosis product. Excluding this write-off, operating income would have been $13.1 million for the first quarter of fiscal 2006.

Selling, general and administrative expenses in the quarter increased $1.9 million, or 5%, over the first quarter of fiscal 2006, but declined as a percent of sales to 40% compared to 44% in the prior year quarter. The improved SG&A percentage trend contributed to the expansion of the Company's operating margin to 16.5% from 15.3%, excluding the effect of the write-off of in-process R&D, in the prior year. The absolute dollar increase in SG&A was due primarily to planned personnel related expenses and higher marketing expenses to support the Company's expanded sales efforts.

The Company's financial condition remains strong. The Company held cash and marketable securities of $210.3 million at the end of the quarter. Cash flow from operating activities improved to $18.0 million for the recent quarter compared to $6.5 million in last year's first quarter. Capital expenditures declined to $15.2 million from $22.4 million in the prior year's first quarter as the Company has completed several initiatives to expand its operations facilities and research and manufacturing capabilities.

During the quarter, the Company increased its credit facility from $140 million to $320 million, with a new credit agreement with a consortium of ten banks. Highlights of the new credit facility include the following:

     o A provision for increasing the revolving commitment by up to an additional $50 million at the option of the lenders;
     o The facility is unsecured, unless under certain circumstances it is used to redeem the Company's convertible debt;
     o Interest currently is charged at the lower of the prime rate or LIBOR plus 62.5 to 150 basis points; and
     o   A five-year term expiring in June 2011.

This increase in the Company's access to capital will provide more strategic flexibility for potential acquisitions and the resources to increase the Company's investment in its product development pipeline.




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THER-RX CORPORATION - ANOTHER GOOD START TO A NEW FISCAL YEAR
-------------------------------------------------------------

Ther-Rx net revenues for the first quarter increased 37% to $44.1 million, compared with $32.2 million in the first quarter of fiscal 2006. The increase in revenues over the prior year's quarter was led by growth in the PreCare(R) family of products. Ther-Rx revenues contributed 45% of consolidated corporate revenues with average gross margins of 88%.

For the first quarter of fiscal 2007, net revenues from the PreCare(R) family of branded prescription prenatal products increased $12.5 million to $20.7 million, compared to $8.2 million during the first quarter of fiscal 2006. PrimaCare(R) and PrimaCare(R) One, the Company's unique products that incorporate essential fatty acids, reported net sales of $13.6 million compared to $3.9 million in the first quarter of fiscal 2006 and maintained an 80% share of the essential fatty acid segment of the branded prescription marketplace. Ther-Rx maintained its market leading position as the most prescribed prenatal vitamin franchise in the United States with a 43% share of the branded prescription prenatal market and marks the highest share in the history of Ther-Rx's prenatal vitamin franchise.

For the first quarter of fiscal 2007, the Company's anti-infective products, Gynazole-1(R) and Clindesse(TM), reported net sales of $7.3 million and $5.3 million, respectively, and represented 29% of first quarter total Ther-Rx revenues. Clindesse(TM) continues to see new prescription trend highs and has seen its market share increase to approximately 20%, compared to 16% in the first quarter of last fiscal year. Clindesse(TM) total prescription volume grew by 33% in the current quarter from the year ago period.

Net sales from the hematinic product lines were up 3% for the quarter due to sales of Repliva 21/7(TM), a new concept in iron supplementation, which contributed $2.5 million to this product line during the first quarter of fiscal 2007. Ther-Rx's hematinic franchise had new prescriptions grow 23% in the first quarter of fiscal 2007 versus the year-ago period. Today, Chromagen(R) is the #1 filled branded oral prescription hematinic product in the United States. Also in the Company's hematinic franchise, our recently introduced product, Repliva 21/7(TM) is the fastest growing branded oral iron product in the United States and had a 55% increase in total filled prescriptions over the prior 4th quarter of fiscal 2006.

ETHEX CORPORATION
-----------------

ETHEX Corporation's net sales of $48.8 million in the first quarter were up 2% compared to the year-ago quarter of $47.8 million. ETHEX's performance remained strong for another quarter as measured by gross profit margins of 57%. Sales growth during the quarter was primarily attributable to volume growth in the pain management category, which benefited from incremental sales associated with the ANDA approvals received in the fourth quarter of fiscal 2006 for hydromorphone hydrochloride, oxycodone hydrochloride and morphine sulfate. KV expects to receive several additional ANDA approvals during the remainder of fiscal 2007, which are expected to provide the catalyst for continued revenue growth, particularly the significant opportunity represented


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by metoprolol succinate (Toprol XL(R) marketed by AstraZeneca) for which KV believes it was the first to file for generic approval of the 100 mg and 200 mg strengths. This first-to-file position may afford ETHEX the opportunity for a six-month exclusivity period for marketing these generic versions.

PARTICLE DYNAMICS, INC.
-----------------------

Net sales of specialty, value-added raw material products remained relatively flat at $4.9 million for the quarter. The Company anticipates a return to revenue growth at Particle Dynamics during fiscal 2007.

The Company also believes that Particle Dynamics will continue to play a strategic role in the development and manufacturing of raw material ingredients to be utilized in current and future products marketed by both the Company's Ther-Rx and ETHEX divisions.

NON-GAAP FINANCIAL INFORMATION
------------------------------

When disclosing financial information, KV provides information requested in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. KV presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate KV's results. KV management believes it is useful to review both GAAP information that includes the in-process research and development charge discussed above and non-GAAP measures of earnings per share and operating income that excludes such charge to have a better understanding of the overall performance of KV's business and its ability to perform going forward.

ABOUT KV PHARMACEUTICAL COMPANY
-------------------------------

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
-----------
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's


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operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.


                          (Financial Tables Follow)




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
                               KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                     CONSOLIDATED FINANCIAL RESULTS
                            (unaudited; in thousands, except per share data)
=======================================================================================================

                              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                               THREE MONTHS ENDED
                                                                                    JUNE 30,
                                                                         ------------------------------
                                                                            2006               2005
-------------------------------------------------------------------------------------------------------
Net revenues:
     Branded products...............................................     $ 44,108           $ 32,241
     Specialty generics.............................................       48,789             47,752
     Specialty materials and other..................................        5,486              5,482
                                                                         ------------------------------
         Total net revenues.........................................       98,383             85,475
Cost of sales.......................................................       33,821             26,202
                                                                         ------------------------------
Gross profit........................................................       64,562             59,273
                                                                         ------------------------------
Operating expenses:
     Research and development.......................................        7,890              7,632
     Purchased in-process research and development..................            -             30,441
     Selling and administrative.....................................       39,283             37,360
     Amortization of intangible assets..............................        1,197              1,180
                                                                         ------------------------------
         Total operating expenses...................................       48,370             76,613
                                                                         ------------------------------

Operating income (loss).............................................       16,192            (17,340)
                                                                         ------------------------------

Other expense (income):
     Interest expense...............................................        2,236              1,377
     Interest and other income......................................       (2,058)            (1,053)
                                                                         ------------------------------
         Total other expense, net...................................          178                324
                                                                         ------------------------------
Income (loss) before income taxes...................................       16,014            (17,664)
Provision for income taxes..........................................        6,136              4,280
                                                                         ------------------------------

Net income (loss)...................................................     $  9,878           $(21,944)
                                                                         ==============================

Net income (loss) per Common share - diluted........................     $   0.18           $  (0.45)
                                                                         ==============================

Average shares outstanding - diluted................................       59,476             49,320


=======================================================================================================


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
                              CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                      2006               2005
-------------------------------------------------------------------------------------------------------------------
Balance Sheet Information (as of June 30)
     Cash and cash equivalents.................................................    $  58,216          $  96,944
     Marketable securities.....................................................      152,111             55,929
     Receivables, net..........................................................       51,574             62,572
     Inventory, net............................................................       75,058             59,766
     Prepaid and other current assets..........................................        6,264              4,977
     Deferred tax asset........................................................        7,463              6,555
                                                                                 ----------------------------------
         Total current assets..................................................      350,686            286,743
     Property and equipment, net...............................................      189,380            151,612
     Intangible assets and goodwill............................................       72,010             76,099
     Other assets..............................................................       18,967             19,319
                                                                                 ----------------------------------
                                                                                   $ 631,043          $ 533,773
                                                                                 ==================================

     Current liabilities.......................................................    $  37,311          $  30,272
     Long-term debt and other long-term liabilities............................      273,734            232,695
     Shareholders' equity......................................................      319,998            270,806
                                                                                 ----------------------------------
                                                                                   $ 631,043          $ 533,773
                                                                                 ==================================

     Working capital...........................................................    $ 313,375          $ 256,471
     Working capital ratio.....................................................     9.4 to 1           9.5 to 1
     Debt to equity ratio......................................................     .76 to 1           .78 to 1


Cash Flow Information (quarter ended June 30)
     Net cash provided by (used in):
         Operating activities..................................................    $  18,015          $   6,460
         Investing activities..................................................      (60,596)           (69,146)
         Financing activities..................................................           91               (195)
                                                                                 ----------------------------------
     Decrease in cash and cash equivalents.....................................      (42,490)           (62,881)
     Cash and cash equivalents, beginning of year..............................      100,706            159,825
                                                                                 ----------------------------------
     Cash and cash equivalents, end of period..................................    $  58,216          $  96,944
                                                                                 ==================================

===================================================================================================================



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
KV PHARMACEUTICAL COMPANY

RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED NON-GAAP EPS
FOR THE THREE MONTHS ENDED JUNE 30, 2005 (UNAUDITED; IN THOUSANDS, EXCEPT
PER SHARE DATA)

                                                                                  INCOME EFFECT
=======================================================================================================
                                                                          PER SHARE              AMOUNT
                                                                          ---------              ------
LOSS AS REPORTED                                                            ($.45)             $(21,944)
AFTER TAX EFFECT OF:
   WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH
       AND DEVELOPMENT (1)                                                    .62                30,441
   DILUTIVE SECURITIES (2)                                                   (.01)                1,025
                                                                         --------              --------

EARNINGS PER COMMON SHARE - ASSUMING DILUTION,
   NET OF ACQUIRED IN-PROCESS RESEARCH AND
   DEVELOPMENT AND DIRECT ACQUISITION RELATED
   COSTS                                                                 $    .16              $  9,522
                                                                         ========              ========

(1) INCLUDES TRANSACTION COSTS OF $871
(2) IMPACT OF ADDITIONAL SHARES REQUIRED ON CONVERSION OF DILUTIVE SECURITIES.


RECONCILIATION OF GAAP-BASED OPERATING INCOME, PRETAX INCOME AND NET INCOME
---------------------------------------------------------------------------
TO ADJUSTED NON-GAAP OPERATING INCOME, PRETAX INCOME AND NET INCOME
-------------------------------------------------------------------
OPERATING (LOSS) AS REPORTED                                                                   $(17,340)
WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND
   DEVELOPMENT (1)                                                                               30,441
                                                                                               --------

OPERATING  INCOME, NET OF ACQUIRED IN-PROCESS RESEARCH
   AND DEVELOPMENT AND DIRECT ACQUISITION RELATED COSTS                                          13,101

OTHER EXPENSE, NET                                                                                  324
                                                                                               --------
PRETAX INCOME, NET OF ACQUIRED IN-PROCESS RESEARCH
   AND DEVELOPMENT AND DIRECT ACQUISITION RELATED COSTS                                          12,777

PROVISION FOR INCOME TAXES                                                                        4,280
                                                                                               --------

ADJUSTED NET INCOME EXCLUDING IN-PROCESS
RESEARCH AND DEVELOPMENT AND DIRECT ACQUISITION
RELATED COSTS                                                                                  $  8,497
                                                                                               ========

(1) INCLUDES TRANSACTION COSTS OF $871
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